UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2020

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2020, Coherus BioSciences, Inc. (the “Company”) entered into a license agreement (the “License Agreement”) with Innovent Biologics (Suzhou) Co., Ltd. (“Innovent”) for the development and commercialization of a biosimilar version of bevacizumab (Avastin®) in any dosage form and presentations (“bevacizumab Licensed Product”) in the United States and Canada (the “Territory”). Under the License Agreement, Innovent granted to the Company an exclusive, royalty-bearing license to develop and commercialize the bevacizumab Licensed Product in the field of treatment, prevention or amelioration of any human diseases and conditions as included in the label of Avastin®. Under the License Agreement, the Company also acquired an option to develop and commercialize Innovent’s biosimilar version of rituximab (Rituxan®) in any dosage form and presentations (the “rituximab Licensed Product” and together with the bevacizumab Licensed Product, the “Licensed Products”) in the Territory. Subject to the terms of the License Agreement, the Company may exercise its option within 12 months of its receipt of certain regulatory materials from Innovent. Following the Company’s option exercise, Innovent’s biosimilar version of rituximab would be deemed a Licensed Product for all purposes of the License Agreement and Innovent would grant to the Company an exclusive, royalty-bearing license to develop and commercialize Innovent’s biosimilar version of rituximab in the field of treatment, prevention or amelioration of any human diseases and conditions as included in the label of Rituxan®.

Innovent will supply the Licensed Products to the Company in accordance with a manufacturing and supply agreement to be executed by the parties. Under the License Agreement, the Company acquired the right to require Innovent to perform technology transfer for the manufacturing of the Licensed Products in the Territory and, upon completion of such technology transfer, the Company will have the exclusive right to manufacture the Licensed Products in the Territory.

The Company will pay Innovent an upfront payment of $5,000,000. Additionally, the Company is obligated to pay Innovent an aggregate of up to $40,000,000 in milestone payments in connection with the achievement of certain development, regulatory and sales milestones with respect to the bevacizumab Licensed Product and, if the Company’s option is exercised, an aggregate of up to $40,000,000 in milestone payments in connection with the achievement of certain development, regulatory and sales milestones with respect to the rituximab Licensed Product. The Company will share a percentage of net sales of Licensed Products with Innovent in the mid-teens to low twenty percent range. If the Company exercises its option, it would be required to pay an option exercise fee of $5,000,000. Subject to the terms of the License Agreement, if the Company requests Innovent to perform technology transfer for the manufacturing of the Licensed Products, it would be required to pay up to $10,000,000 for fees related thereto.

For the bevacizumab Licensed Product, the License Agreement’s initial term continues in effect for ten years after the effective date of the License Agreement, and thereafter renews for successive two year periods upon mutual agreement by the parties, unless otherwise terminated in accordance with its terms. For the rituximab Licensed Product, the License Agreement’s initial term would continue in effect for ten years after the effective date of the option effective date and thereafter would renew for successive two year periods upon mutual agreement by the parties, unless otherwise terminated in accordance with its terms. Either party may terminate the License Agreement for the other party’s material breach that is not cured within a specified time period or for the other party’s bankruptcy or insolvency-related events. Innovent may terminate the License Agreement if the Company undergoes a change of control with a competitor of Innovent and does not assign the License Agreement to a third party within a certain period of time. On a Licensed Product-by-Licensed Product basis, the Company may terminate the License Agreement based on certain market conditions beginning 12 months after the first commercial sale of such Licensed Product with 18 months advance written notice. Also on a Licensed Product-by-Licensed Product basis, the Company may terminate the License Agreement in certain circumstances of delays, or anticipated delays, in the achievement of regulatory approval of such Licensed Product in the United States, if the Company receives certain adverse regulatory feedback from the U.S. Food and Drug Administration (“FDA”) for such Licensed Product, or if the Company receives written FDA meeting minutes indicating that the FDA recommends an additional phase 3 clinical trial efficacy comparability study to support the regulatory approval of such Licensed Product in the United States.

The foregoing description of the material terms of the License Agreement is qualified in its entirety by reference to the full text of the License Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2020	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret
	Name:	Jean-Frédéric Viret
	Title:	Chief Financial Officer